Exhibit 99.1

FOR IMMEDIATE RELEASE

TerreStar Reports Progress on Launch Preparations

➢	Satellite and Reflector Substantially Complete
➢	Launch Date Set
➢	Launch Vehicle Arrives in French Guiana
➢	Placement of Launch and In-Orbit Insurance

RESTON, VA, March 16, 2009 – TerreStar Corporation (NASDAQ:TSTR) and its majority-owned subsidiary TerreStar Networks Inc. today provided an update on progress towards launching its 2 GHz mobile services satellite, TerreStar- 1.  TerreStar reported successful completion of the final satellite and reflector post dynamics performance testing, and entry into the final phase of integration and testing at Space Systems/Loral.

“Both the satellite and reflector are substantially ready.  Our launch provider, Arianespace, has accepted our requested launch date of May 28th.  We are now focused on final integration and preparations for ship and launch" commented Dennis Matheson, TerreStar Chief Technology Officer.

Arianespace has reported that the launch vehicle, an Ariane 5 ECA, has arrived at the launch site in French Guiana and is in final preparation for satellite integration.

TerreStar President Jeffrey W. Epstein stated “Our satellite is nearly complete and our rocket is in final assembly. We are looking forward to a successful launch and the new, game-changing mobile satellite services TerreStar-1 will allow us to deliver.”

TerreStar also has secured launch and in-orbit insurance coverage for TerreStar-1.

About TerreStar Corporation
TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.
TerreStar Networks (www.terrestar.com), a majority owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to offer a reliable and secure satellite terrestrial mobile broadband network that will provide voice, data and video services dedicated to helping solve the critical communication and business continuity challenges faced by government, emergency responders, enterprise businesses and rural communities.   TerreStar expects to offer next generation mobile communications through a network of partners and service providers to users who need “anywhere” coverage throughout the United States and Canada.

Statement under the Private Securities Litigation Reform Act:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media Contact:
Kelly Adams, TerreStar Networks
703.483.7966
Kelly.Adams@terrestar.com